                                                                    EXHIBIT 3.19

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                        IMCO MANAGEMENT PARTNERSHIP L.P.

                                                                               .
                                                                               .
                                                                               .

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        IMCO MANAGEMENT PARTNERSHIP L.P.

                                    ARTICLE I
                                   DEFINITIONS

1.01     Certain Definitions.......................................      1
1.02     Other Definitions.........................................      3
1.03     Construction..............................................      3

                                   ARTICLE II
                                  ORGANIZATION

2.01     Formation.................................................      3
2.02     Name......................................................      3
2.03     Registered Office; Registered Agent; Principal Office
           in the United States; Other Offices.....................      3
2.04     Purposes..................................................      4
2.05     Certificate; Foreign Qualification........................      5
2.06     Term......................................................      5
2.07     Merger or Consolidation...................................      5

                                   ARTICLE III
                            DISPOSITIONS OF INTERESTS

3.01     Initial Partners..........................................      5
3.02     Restrictions on the Disposition of an Interest............      5
3.03     Additional Partners.......................................      7
3.04     Interests in a Partner....................................      7

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

4.01     Initial Contributions.....................................      8
4.02     Subsequent Contributions..................................      8
4.03     Return of Contributions...................................      8
4.04     Advances and Loans by or to Partners and their Affiliates.      8
4.05     Capital Accounts..........................................      9

                                    ARTICLE V
                          ALLOCATIONS AND DISTRIBUTIONS

5.01     Allocations...............................................     10
5.02     Distributions.............................................     10

                                      (i)

                                   ARTICLE VI
                            MANAGEMENT AND OPERATION

 6.01    Management of Partnership Affairs.........................     10
 6.02    Compensation..............................................     12
 6.03    Standards and Conflicts...................................     12
 6.04    Indemnification...........................................     13

                                  ARTICLE VII
                           RIGHTS OF OTHER PARTNERS

 7.01    Information...............................................     13
 7.02    Withdrawal................................................     13
 7.03    Consents and Voting.......................................     13
 7.04    Meetings..................................................     14

                                 ARTICLE VIII
                                     TAXES

 8.01    Tax Returns...............................................     14
 8.02    Tax Elections.............................................     14
 8.03    Tax Matters Partner.......................................     15

                                  ARTICLE IX
                  BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

 9.01    Maintenance of Books......................................     15
 9.02    Reports...................................................     15
 9.03    Accounts..................................................     15

                                    ARTICLE X
                      WITHDRAWAL, BANKRUPTCY, REMOVAL, ETC.

10.01    Withdrawal, Bankruptcy, Etc. of Managing General Partner..     15
10.02    Removal of Managing General Partner.......................     16
10.03    Conversion of Interest....................................     17
10.04    Bankrupt Partners.........................................     17

                                   ARTICLE XI
                    DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01     Dissolution..............................................     18
11.02     Liquidation and Termination..............................     18
11.03     Cancellation of Certificate..............................     20

                                      (ii)

                                  ARTICLE XII
                               GENERAL PROVISIONS

12.01    Offset....................................................     20
12.02    Notices...................................................     20
12.03    Entire Agreement; Supersedure.............................     20
12.04    Effect of Waiver or Consent...............................     21
12.05    Amendment or Modification.................................     21
12.06    Binding Effect............................................     21
12.07    Governing Law; Severability...............................     21
12.08    Further Assurances........................................     21
12.09    Waiver of Certain Rights..................................     21
12.10    Counterparts..............................................     22

EXHIBIT A - Names, Addresses, Initial Capital Contributions and Sharing Ratios
            of Initial Partners

EXHIBIT B - Form of Promissory Note

                                      (iii)

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        IMCO MANAGEMENT PARTNERSHIP L.P.

         This AGREEMENT OF LIMITED PARTNERSHIP OF IMCO MANAGEMENT PARTNERSHIP L.P. (this "Agreement") is made and entered into as of December 2,_____________, 1991, by and among the Partners (as defined below).

         FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth herein, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.01 Certain Definitions. As used herein, the following terms have the following respective meanings:

                  "Act" means Article 6l32a-l of the Texas Revised Civil Statutes and any successor statute, as amended from time to time.

                  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

                  "Agreement" has the meaning given that term in the introductory paragraph hereof.

                  "Bankrupt Partner" means any Partner (whether a General Partner or a Limited Partner) with respect to which an event of the type described in section 4.02(a)(4) or (5) of the Act shall have occurred, subject to the lapsing of any period of time therein specified.

                  "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Texas generally are closed.

                  "Capital Contribution" means any contribution by a Partner to the capital of the Partnership.

                  "Certificate" means the certificate of limited partnership of the Partnership, as it may be amended or restated from time to time.

                  "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                  "Dispose," "Disposing" or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof.

                  "General Interest Rate" means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by NCNB Texas National Bank from time to time as its prime commercial or similar reference interest rate, with adjustments in such varying rate to be made on the same date as any change in such rate, and (b) the maximum rate permitted by applicable law.

                  "General Partner" means any Person executing this agreement as of the date hereof as a general partner or hereafter admitted to the Partnership as a general partner as herein provided, but shall not include any Person who has ceased to be a general partner in the Partnership.

                  "IMCO" means IMCO Recycling Inc., a Delaware corporation.

                  "Initial Capital Contribution" means the Capital Contribution of a Partner as specified on Exhibit A hereto.

                  "Limited Partner" means any Person executing this Agreement as of the date hereof as a limited partner or hereafter admitted to the Partnership as a limited partner as herein provided, but shall not include any Person who has ceased to be a limited partner in the Partnership.

                  "Management Agreement" means that certain Management Services Agreement to be executed this even date by and between IMCO and the Partnership.

                  "Managing General Partner" means IMCO or any other General Partner designated as Managing General Partner pursuant to the provisions hereof.

                  "Partner" means any General Partner or Limited Partner.

                  "Partnership" has the meaning given that term in Section 2.01.

                  "Partnership Interest" means the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

                  "Person" has the meaning given that term in section 1.01 of the Act.

                  "Required Interest" means one or more Limited Partners having among them 100% of the Sharing Ratios of all Limited Partners in their capacities as such.

                  "Sharing Ratio" with respect to any Partner means a fraction (expressed as a percentage), the numerator of which is the sum of such such Partner's Capital Contributions and the denominator of which is the sum of the Capital Contributions of all Partners; provided, however, that the Sharing Ratios of the General Partners collectively shall equal at least 1% of the Sharing Ratios of all Partners.

         1.02 Other Definitions. Other terms defined herein have the meanings so given them.

         1.03 Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

                                   ARTICLE II
                                  ORGANIZATION

         2.01 Formation. Effective with the first proper filing of the Certificate as described in Section 2.05, the Persons executing this Agreement as of the date hereof form a limited partnership (the "Partnership") for the purposes hereinafter set forth under and pursuant to the Act.

         2.02 Name. The name of the Partnership shall be "IMCO Management Partnership L.P." and all Partnership business shall be conducted in such name or such other name or names that comply with applicable law as the Managing General Partner may select from time to time.

         2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Partnership in the State of Texas shall be at such place as the Managing General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Texas or any other jurisdiction shall be such Person or Persons as the Managing General Partner may designate from time to time. The principal office of the Partnership in the United States shall be at such place as the Managing General Partner may designate from time to time, which need not be in the State of Texas, and the Partnership shall maintain records there as required by section 1.07 of the Act and shall keep the street address of such principal office at the registered office of the Partnership in the State of Texas. The Partnership may have such other offices as the Managing General Partner may designate from time to time.

         2.04 Purposes. The purposes of the Partnership are:

                  (a) To provide to IMCO the management, administrative and financial services that IMCO desires the Partnership to perform, all in accordance with and pursuant to the Management Contract.

                  (b) To purchase, acquire, hold, sell, write, endorse, guarantee, exchange and invest, reinvest, deal and trade in (on margin or otherwise), within and without the United States, any and all forms of securities and investments, including without limitation, capital stock, common stock, preferred stock, convertible securities, reorganization certificates, subscriptions, scrip, warrants, rights, options, puts, calls, bonds, debentures, notes, certificates of deposit, commercial paper, letters of credit, mortgages, evidences of indebtedness, certificates of indebtedness, bankers acceptances, trust receipts and other securities of any corporation or other entity, whether readily marketable or not, rights and options, whether granted or written by the Partnership or by others, treasury bills, bonds and notes, futures contracts and options relating thereto and financial futures and futures contracts relating to stock indices and options thereon and other related contracts, any securities or obligations issued or guaranteed by the United States or any state or possession of the United States or any political subdivision or agency of any of the foregoing, and any securities or obligations issued or guaranteed by any country other than the United States, including futures contracts and options related to the currencies thereof.

                  (c) To provide funding in the form of loans, advances or equity infusions to corporations, partnerships and joint ventures, including those in which IMCO or any of its Affiliates may be interested.

                  (d) To hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property held or owned by the Partnership.

                  (e) To enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions, as may be necessary, advisable, suitable or proper for the conduct of its business and for the carrying out of the purposes enumerated above.

                  (f) To engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes (including, without limitation, obtaining financing therefor) and that is not forbidden by the law of the jurisdiction in which the Partnership engages in such business.

         2.05 Certificate; Foreign Qualification. Promptly following the execution hereof, the General Partner shall execute and cause to be filed with the Secretary of State of Texas a Certificate containing information required by the Act and such other information as the Managing General Partner may deem appropriate. Prior to conducting business in any jurisdiction other than Texas, the Managing General Partner shall cause the Partnership to comply, to the extent such matters are reasonably within the control of the Managing General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction.

         2.06 Term. The Partnership shall commence on the date the Certificate first is properly filed with the Secretary of State of Texas and shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of Partnership business on December 31, 2020, or such earlier time as this Agreement may specify. The Partnership shall conduct no business until the Certificate shall have been filed with the Secretary of State of Texas.

         2.07 Merger or Consolidation. The Partnership may merge or consolidate with or into another limited partnership or other business entity, or enter into an agreement to do so, but only with the consent of the Managing General Partner and a Required Interest.

                                   ARTICLE III
                            DISPOSITIONS OF INTERESTS

         3.01 Initial Partners. The initial General Partner and Limited Partner of the Partnership are the Persons executing this Agreement as of the date hereof as general partner and limited partner, respectively, each of which is hereby admitted to the Partnership as a General Partner or a Limited Partner, as the case may be, effective with the commencement of the Partnership.

         3.02 Restrictions on the Disposition of an Interest.

(a) Except as specifically provided in this Section 3.02, no Disposition of a Partnership Interest shall be effected without the consent of the Managing General Partner and a Required Interest. Any attempted Disposition by a Person of a Partnership Interest, or any part thereof, other than in accordance with this Section 3.02 shall be null and void ab initio.

                  (b) Subject to the provisions of Section 3.02(d) and (e), any Partner may pledge, assign for security purposes, or otherwise grant a security interest in (and the pledgee, assignee, or secured party may foreclose on) all or part of such Partner's interest in distributions from the Partnership.

                  (c) Any permitted transferee of all of the Managing General Partner's Partnership Interest as a General Partner automatically shall become Managing General Partner and promptly shall notify all other Partners of such change, and any permitted transferee of a portion of the Managing General Partner's Partnership Interest may become Managing General Partner on notice from the existing Managing General Partner to all other Partners.

                  (d) The Partnership shall not recognize for any purpose any purported Disposition of all or part of a Partnership Interest unless and until the other applicable provisions of this Section 3.02 shall have been satisfied and there shall have been delivered to the Managing General Partner a document
(i) executed by both the Partner effecting such Disposition (or, if such transfer is on account of the death, incapacity, dissolution or liquidation of the transferor, its representative) and the Person to which such Partnership Interest or part thereof is Disposed, (ii) including the notice address of and the written acceptance by any Person to be admitted to the Partnership of all the terms and provisions of this Agreement and an agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the Partnership Interest or part thereof being obtained, (iii) setting forth the Sharing Ratios of the Partner effecting such Disposition and the Person to which such interest is Disposed after such Disposition (which together shall total the Sharing Ratio of the Partner effecting such Disposition prior thereto), and (iv) containing a representation and warranty that such Disposition was made in accordance with all applicable laws and regulations (including securities laws). Each such Disposition and, if applicable, admission shall be effective as of the first day of the calendar month immediately succeeding the month in which the Managing General Partner shall receive such notification of Disposition and the other requirements of this Section 3.02 shall have been met; provided, however, that if there shall be only one General Partner and as a result of such Disposition such General Partner would cease to be a General Partner, such transferee shall be deemed admitted as a General Partner immediately prior to such cessation.

                  (e) The right of any Partner to Dispose of a Partnership Interest or any part thereof or of any Person to be admitted to the

Partnership In connection therewith shall not exist or be exercised unless (i) either (A) the Partnership Interest or portion thereof subject to such Disposition or admission shall have been registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Partnership shall have received a favorable opinion of the Partnership's legal counsel or of other legal counsel acceptable to the Managing General Partner to the effect that such Disposition or admission is exempt from registration under such laws and (ii) the Partnership shall have received a favorable opinion of the Partnership's legal counsel or of other legal counsel acceptable to the Managing General Partner to the effect that such Disposition or admission, when added to the total of all other sales, assignments, or other Dispositions within the preceding 12 months, would not result in the Partnership's being considered to have terminated within the meaning of section 708 of the Code; provided, however, that the Managing General Partner may waive the requirements of this
Section 3.02(e).

         3.03 Additional Partners. Additional Persons may be admitted to the Partnership as General Partners or Limited Partners and Partnership Interests may be created and issued to such Persons and to existing Partners at the direction of the Managing General Partner on such terms and conditions as the Managing General Partner may determine at the time of such admission. Such admission or issuance shall specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Limited Partners or General Partners and having different rights, powers, and duties. The creation of any new class or group shall be reflected in an amendment hereto indicating such different rights, powers, and duties, and such amendment need be executed only by the Managing General Partner. Any such admission must comply with the provisions of Section 3.02(d)(i) and (ii) and shall not be effective until such new Partner shall have executed and delivered to the Managing General Partner a document including such new Partner's notice address, acceptance of all the terms and provisions of this Agreement, and an agreement to perform and discharge timely all of its obligations and liabilities hereunder.

         3.04 Interests in a Partner. No Partner shall cause or permit an interest, direct or indirect, in itself to be Disposed of such that, on account of such Disposition, the Partnership would be considered to have terminated within the meaning of section 708 of the Code.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

         4.01 Initial Contributions. Contemporaneously with the commencement of the Partnership, each Partner shall make the Initial Capital Contributions described for such Partner in Exhibit A.

         4.02 Subsequent Contributions. Without creating any rights, remedies, or claims in favor of or enforceable by any third party, each Partner shall contribute to the Partnership, in cash or property, on or before the date specified as hereinafter described, such Partner's Sharing Ratio of all monies or properties that in the judgment of the Managing General Partner are necessary to enable the Partnership to cause the assets of the Partnership to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities. The Managing General Partner shall notify each Partner of the need for Capital Contributions pursuant to this Section 4.02, which notice shall include a statement in reasonable detail of the proposed uses of such Capital Contributions and a date (which date shall be no earlier than the fifth Business Day following each Partner's receipt of such notice) before which such Capital Contributions shall be made. All such notices for Capital Contributions shall be made to all Partners in accordance with their Sharing Ratios.

         4.03 Return of Contributions. No Partner shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or any Capital Contribution made by it. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions.

         4.04 Advances and Loans by or to Partners and their Affiliates. (a) At any time the Partnership shall not have sufficient cash to pay its obligations, the Managing General Partner, or such other Partner(s) as may agree with the Managing General Partner's consent, may advance all or part of such funds to or on behalf of the Partnership. Each such advance shall constitute a loan from the Partner to the Partnership and shall bear interest from the date of the advance until the date of repayment at the General Interest Rate. Any payment by a General Partner on account of liability as a matter of law for Partnership obligations shall be deemed to be an advance under this Section 4.04. Advances described in this Section 4.04 shall not be considered to be Capital Contributions.

         (b) Loans to Partners and Affiliates. The Partnership may at any time make a loan, advance, capital contribution or extension of credit to any Partner or any of such Partner's Affiliates. All loans, advances and extensions of credit made pursuant to this Section 4.04(b) shall be evidenced by a promissory note substantially in the form of the promissory note attached to this Agreement as Exhibit B.

         4.05 Capital Accounts. A capital account shall be established and maintained for each Partner. Each Partner's capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. Section 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under section 752 of the
Code), (iii) allocations to that Partner of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii). The Partners' capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. Section 1. 704-1(b) (2) (iv) (f) and as required by the other provisions of Treas. Reg. Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(g). A Partner that has more than one Partnership Interest shall have a single capital account that reflects all such Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired. Upon the transfer of all or part of a Partnership Interest, the capital account of the transferor that is attributable to the transferred Partnership Interest or portion thereof shall carry over to the transferee Partner in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

                                    ARTICLE V
                          ALLOCATIONS AND DISTRIBUTIONS

         5.01 Allocations. (a) Except as may be required by section 704(c) of the Code and Treas. Reg. Section 1.704-l(b)(2)(iv)(f)(4), and subject to the provisions of Section 11.02 hereof, all items of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Sharing Ratios.

              (b) All items of income, gain, loss, deduction, and credit allocable to any Partnership Interest that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Partnership operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; provided, however, that such allocation shall be made in accordance with a method permissible under section 706 of the Code and the regulations thereunder.

         5.02 Distributions. (a) From time to time the Managing General Partner shall determine in its reasonable judgment to what extent (if any) the Partnership's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, and a reasonable contingency reserve. If such an excess shall exist, the Managing General Partner may in its sole discretion (but shall not be required to) cause the Partnership to distribute to the Partners, in accordance with their Sharing Ratios, an amount in cash not more than such excess.

              (b) From time to time the Managing General Partner also may cause property of the Partnership (including securities and other investments held by the Partnership) other than cash to be distributed to the Partners, which distribution shall be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations. Immediately prior to any such distribution, the capital accounts of the Partners shall be adjusted as provided in Treas, Reg. Section 1.704-l(b)(2)(iv)(f).

                                   ARTICLE VI
                            MANAGEMENT AND OPERATION

         6.01 Management of Partnership Affairs. (a) Except for situations in which the approval of other Partners is expressly required by this Agreement or by non-waivable provisions of applicable law, the Managing General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding the same, and to perform any and all other acts or activities customary or incident to the management of the Partnership's business. The Managing General Partner may make all decisions and take all actions for the Partnership not otherwise provided for herein, including, without limitation, the following:

                  (i) entering into, making, and performing all contracts, agreements, and other undertakings binding the Partnership as may be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership and making all decisions and waivers thereunder;

                  (ii) opening and maintaining bank and investment accounts and arrangements (including margin accounts and arrangements), drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to such accounts and arrangements;

                  (iii) maintaining the assets of the Partnership in good order;

                  (iv) collecting sums due the Partnership;

                  (v) to the extent that funds of the Partnership are available therefor, paying debts and obligations of the Partnership;

                  (vi) acquiring, utilizing for Partnership purposes, and Disposing of any asset of the Partnership;

                  (vii) borrowing money or otherwise committing the credit of the Partnership for Partnership activities and voluntary prepayments or extensions of debt;

                  (viii) retaining the services of employees and agents of the Partnership and the terms of any such arrangements;

                  (ix) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

                  (x) obtaining insurance for the Partnership;

                  (xi) determining distributions of Partnership cash and other property as provided in Section 5.02;

                  (xii) loaning or advancing sums of money or property of the Partnership to any Partner or any of their Affiliates or to third parties as provided in Sections 2.04 and 4.04(b); and

                  (xiii) doing and performing all acts and deeds, or causing same to be done or performed, necessary, helpful or advisable in connection with, relating to or ancillary to the actions described in subparagraphs (i) - (xi) above.

                     (b) Notwithstanding the provisions of Section 6.01(a), without the written consent of Limited Partners having more than 50% of the Sharing Ratios attributable to all Limited Partners, the Managing General Partner shall not cause the Partnership to sell all or substantially all of the Partnership's assets.

                     (c) No Partner other than the Managing General Partner shall have the authority or power in its capacity as such to act for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

                     (d) Any Person dealing with the Partnership, other than a Partner, shall be entitled to rely on the authority of the Managing General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance therewith, regardless of whether such action actually is taken in accordance with the provisions hereof.

         6.02 Compensation. Except indirectly with respect to compensation received by the Partnership under the Management Agreement, the Managing General Partner shall receive no compensation for its services as such.

         6.03 Standards and Conflicts. (a) Except as otherwise expressly provided herein, the Managing General Partner shall conduct the affairs of the Partnership in good faith toward the best interests of the Partnership. The Managing General Partner, however, shall not be liable for errors or omissions in performing its duties hereunder, absent bad faith, gross negligence, or breach of the provisions of this Agreement. The Managing General Partner shall devote such time and effort to the Partnership business and operations as shall be necessary to promote fully the interests of the Partnership; however, neither the Managing General Partner nor any other General Partner shall be required to devote full time to Partnership business.

                     (b) Notwithstanding any other provision hereof, the Managing General Partner and each other General Partner at any time and from time to time may engage in and possess interests in any businesses or other ventures of any and every type and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate therein.

                  (c) Subject to the terms of Section 4.04(b) hereof, the Partnership may transact business with any Partner or Affiliate thereof on such terms and conditions as are determined in the sole discretion of the Managing General Partner.

         6.04 Indemnification. To the fullest extent permitted by law, and subject to the procedures in article 11 of the Act, the Partnership shall indemnify each General Partner, its Affiliates, and their respective officers, directors, partners, employees, and agents and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney's fees) any of them may incur in performing the obligations of such General Partner hereunder, SPECIFICALLY INCLUDING SUCH PERSON'S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE, and the Partnership shall advance expenses associated with defense of any action related thereto; provided, however, that such indemnity shall not apply to actions constituting bad faith, gross negligence, or breach of the provisions of this Agreement.

                                   ARTICLE VII
                            RIGHTS OF OTHER PARTNERS

         7.01 Information. In addition to the other rights specifically set forth herein, each Partner shall have access to all information to which such Partner is entitled to have access pursuant to section 1.07 of the Act under the circumstances and subject to the conditions therein stated. The Partners agree, however, that the Managing General Partner from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Partnership should be kept confidential and not provided to some or all other Partners, and that it shall not be just or reasonable for any such other Partner or assignee or representative thereof to examine or copy such information.

         7.02 Withdrawal. No Limited Partner shall have the right or power to withdraw from the Partnership as a limited partner.

         7.03 Consents and Voting.

                  (a) Subject to the provisions of Section 6.03(a) with respect to the Managing General Partner in its capacity as such, a Partner (including the Managing General Partner with respect to any Partnership Interest it may have as a Limited Partner) may grant or withhold its consent or vote its interest in its sole discretion, without regard to, or inquiry on account of, the interests of the Partnership or any other Partner.

                  (b) In any request for consent or approval from other Partners, the Managing General Partner may specify a response period, ending no earlier than the first and no later than the 15th Business Day following the date on which such Partner receives such request as described in Section 12.02. The failure of such Partner to respond by the end of such period shall be deemed conclusively for all purposes to be consent or approval by such Partner of the action set forth in such request.

         7.04 Meetings. The Managing General Partner may call a meeting of the Partners to transact such business as the Partners or any group thereof may conduct as provided herein. Such call shall be made by notice to all other Partners on or before the tenth day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at such meeting, which shall include any items the Partners requesting such meeting shall have specified in their request. The chairperson of the meeting shall be such individual as the Managing General Partner shall specify. At such meeting, the Partners may take any action included in the notice of the meeting by vote of Partners present, in person or by proxy, constituting Partners whose consent is required for such action pursuant to the other provisions hereof.

                                  ARTICLE VIII
                                      TAXES

         8.01 Tax Returns. The Managing General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 8.02. Each Partner shall furnish to the Managing General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable such income tax returns to be prepared and filed.

         8.02 Tax Elections, The following elections shall be made on the appropriate returns of the Partnership:

                           (a) to adopt as the Partnership's fiscal year any
                  year determined the Managing General Partner;

                           (b) if there shall be a distribution of Partnership
                  property as described in section 734 of the Code or if there shall be a transfer of a Partnership interest as described in section 743 of the Code, on written request of any Partner and approval by the Managing General Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and

                           (c) any other election the Managing General Partner
                  may deem appropriate and in the best interests of the Partners.

No election shall be made by the Partnership or any Partner to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

         8.03 Tax Matters Partner. The Managing General Partner shall be the "tax matters partner" of the Partnership pursuant to section 6231(a)(7) of the Code.

                                   ARTICLE IX
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

         9.01 Maintenance of Books. The books of account for the Partnership shall be maintained by the Managing General Partner in accordance with the terms of this Agreement. The capital accounts of the Partners shall be maintained in accordance with Section 4.05. The accounting year of the Partnership shall be determined by the Managing General Partner.

         9.02 Reports. The Managing General Partner may cause to be prepared or delivered such reports as it may deem appropriate. The costs of all such reports shall be borne by the Partnership.

         9.03 Accounts. The Managing General Partner shall establish and maintain one or more separate bank, securities and investment accounts and arrangements (including if deemed necessary or advisable by the Managing General Partner, margin accounts and arrangements) for Partnership funds and investments with such financial institutions, securities firms, and other firms as the Managing General Partner may determine.

                                    ARTICLE X
                      WITHDRAWAL, BANKRUPTCY, REMOVAL, ETC.

         10.01 Withdrawal, Bankruptcy, Etc. of Managing General Partner. (a) Each General Partner agrees that it will not withdraw from the Partnership as a general partner. If a General Partner shall so withdraw from the Partnership in violation of this Agreement, such withdrawal shall be effective no earlier than the 90th day following notice of such withdrawal to all other Partners, and the Partnership may recover damages from such General Partner, including, without limitation, the reasonable cost of obtaining replacement of the services such General Partner shall have been obligated to perform.

                  (b) A General Partner shall not cease to be a general partner in the Partnership on the occurrence of an event of the type described in section 4.02(a)(7)-(9) of the Act, but shall cease to be a general partner (and, in the case of the Managing General Partner, Managing General Partner) on the substantial completion of winding up of such General Partner's activities. A General Partner shall notify each other Partner that an event of the type described in section 4.02(a)(4)-(10) of the Act has occurred with respect to it on or before the fifth Business Day after such occurrence.

                  (c) Following any notice that the Managing General Partner shall be withdrawing, or following the occurrence of an event of the type described in section 4.02(a)(4)-(lO) of the Act with respect to the Managing General Partner (without regard to the lapse of any time periods therein), a Required Interest by written consent may select a new Managing General Partner, which (if not already a General Partner) shall be admitted to the Partnership as a General Partner effective immediately prior to the existing Managing General Partner's ceasing to be a General Partner, with such Sharing Ratio as the Limited Partners making such selection may specify, but only if such new Managing General Partner shall have made such Capital Contribution as such Limited Partners may specify and shall have executed and delivered to the Partnership a document including such new Managing General Partner's notice address, acceptance of all the terms and provisions of this Agreement, and an agreement to perform and discharge timely all of its obligations and liabilities hereunder. Notwithstanding the foregoing provisions of this Section 10.01(c), no such new Managing General Partner shall be admitted (and the existing Managing General Partner shall continue as such) if the event that permitted the selection of a new Managing General Partner shall have been an event of the type described in section 4.02(a)(5) of the Act that with the passage of time would cause the existing Managing General Partner to become a Bankrupt Partner but, due to the failure of such situation to continue, such Managing General Partner does not become a Bankrupt Partner.

         10.02 Removal of Managing General Partner. The Managing General Partner may be removed only with the written consent of Limited Partners having more than 50% of the Sharing Ratios attributable to all Limited Partners. Any such action for removal also must (a) select a new Managing General Partner, (b) specify the Capital Contribution it is to make, which shall be deposited with the Partnership, and its Sharing Ratio, and (c) be accompanied by an instrument executed by such new Managing General Partner including such new Managing General Partner's notice address, acceptance of all the terms and provisions of this Agreement, and an agreement to perform and discharge timely all of its obligations and liabilities hereunder. The new Managing General Partner so selected shall be admitted to the Partnership as a General Partner with the Sharing Ratio specified, and such removal shall be effective only immediately subsequent to such admission. Notwithstanding the foregoing provisions of this
Section 10.02, the right to remove the Managing General Partner shall not exist or be exercised unless the Partnership shall have received a favorable opinion from the Partnership's legal counsel (or other counsel acceptable to the Limited Partners consenting to such removal) that the removal of the

Managing General Partner and the selection and admission of a new Managing General Partner will not result in (i) the loss of limited liability of any Limited Partner or (ii) in the Partnership's being treated as an association taxable as a corporation for federal income tax purposes. No other General Partner may be removed.

         10.03 Conversion of Interest. Simultaneously with a General Partner's ceasing to be a General Partner, the former General Partner's Partnership Interest as a General Partner shall be converted into that of a Limited Partner in the Partnership having a Sharing Ratio equal to the Sharing Ratio of such former General Partner as a General Partner immediately prior to its ceasing to be a General Partner, and such General Partner shall be admitted to the Partnership as a Limited Partner.

         10.04 Bankrupt Partners. If any Partner shall become a Bankrupt Partner, the Partnership shall have the option, exercisable by notice from the Managing General Partner (including any newly designated Managing General Partner) to the Bankrupt Partner (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Partner, to buy, and upon the exercise of such option the Bankrupt Partner or its representative shall sell, its Partnership Interest for an amount equal to the fair market value thereof determined by agreement by the Bankrupt Partner (or its representative) and the Managing General Partner; provided, however, that if such Persons shall not agree on such fair market value on or before the 30th day following the exercise of such option, either such Person, by notice to the other, may require such determination to be made by an independent appraiser specified in such notice, but if on or before the tenth day following receipt the Person receiving such notice shall object to such independent appraiser, and such Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Northern District of Texas (Dallas Division) then senior in service to designate such independent appraiser. The determination of such independent appraiser shall be final and binding on all parties. The costs of appraisal shall be borne equally by the Bankrupt Partner and the Partnership. Such fair market value shall be paid in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries thereof. The payment to be made to the Bankrupt Partner or its representative pursuant to this Section 10.04 is, and shall be conclusively deemed to be, in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Partner and its representative (and of any and all Persons claiming by, through, or under the Bankrupt Partner and its representative) in and in respect of the Partnership, including without limitation, any Partnership Interest, any rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners and shall constitute a compromise to which all Partners have agreed pursuant to section 5.02(d) of the Act. If at the time any Partner shall become a Bankrupt Partner there shall be only one other Partner, such other Partner shall have all the rights of the Partnership and the Managing General Partner pursuant to this Section 10.04. If the Bankrupt Partner shall be the existing Managing General Partner, the Partnership Interest subject to this Section 10.04 shall be the Partnership Interest into which such Managing General Partner's Partnership Interest shall be converted pursuant to Section 10.03, along with any other Partnership Interest it may have.

                                   ARTICLE XI
                    DISSOLUTION, LIQUIDATION, AND TERMINATION

         11.01 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

                           (a) the written consent of the Managing General
                  Partner and a Required Interest;

                           (b) the date set forth in Section 2.06;

                           (c) a Managing General Partner shall cease to be a
                  General Partner as described in Section 10.01(a) or (b) and no new Managing General Partner shall have been selected and admitted as provided in Section l0.0l(c); or

                           (d) any other event causing dissolution as described
                  in section 8.01 of the Act (other than an event described in section 4.02(a)(4) or (7)-(10) of the Act, except as provided in Sections 10.01(b) and ll.0l(c)).

         11.02 Liquidation and Termination. On dissolution of the Partnership, unless it is reconstituted and continued as provided in Section 11.01, the Managing General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership shall be dissolved on account of an event of the type described in section 4.02(a)(4)-(10) of Act with respect to the Managing General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Managing General Partner. The steps to be accomplished by the liquidator are as follows:

         (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership's assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

         (b) the liquidator shall pay all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.04) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

         (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

         (i) the liquidator may sell any or all Partnership property, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;

         (ii) with respect to all Partnership property that has not been sold, the fair market value of such property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the Partners if there were a taxable disposition of such property for the fair market value of such property on the date of their distribution; and

         (iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause
         (iii)); and such distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, on or before the 90th day after the date of such liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Partnership shall have committed prior to the date of termination and such costs, expenses, and liabilities shall be allocated to such distributee pursuant to this Section
11.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 11.02 shall constitute a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership's property and shall constitute a compromise to which all Partners have consented within the meaning of section 5.02(d) of the Act. To the extent that a Partner shall return funds to the Partnership, it shall have no claim against any other Partner for such funds.

         11.03 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the General Partners (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any other filings made pursuant to Section 2.05 hereof and shall take such other actions as may be necessary to terminate the Partnership.

                                   ARTICLE XII
                               GENERAL PROVISIONS

         12.01 Offset. Whenever the Partnership is to pay any sum to any Partner, the Partnership shall have the right to offset and deduct any amounts such Partner owes the Partnership from that sum before payment to such Partner.

         12.02 Notices. All notices, requests, or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the recipient, postpaid, and registered or certified with return receipt requested or by delivering such notice to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given pursuant hereto shall be effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Partner shall be sent to or made at the addresses given for such Partner on Exhibit A or in the instrument described in Section 3.02(d), 3.03, 10.01(c), or 10.02, or such other address as such Partner may specify by notice to the other Partners. Any notice, request, or consent to the Partnership shall be given to the Managing General Partner.

         12.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners and their Affiliates relating to the matters contained herein and supersedes all prior contracts or agreements, whether oral or written.

         12.04 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Person to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be construed to be a consent to or waiver of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Person of its rights hereunder until the applicable statute of limitation period has run.

         12.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the Managing General Partner and a Required Interest; provided, however, that (a) no amendment or modification reducing a Partner's Sharing Ratio (other than to reflect changes otherwise provided hereby) shall be effective without such Partner's consent, (b) no amendment or modification reducing the required Sharing Ratio or other measure for any consent or vote herein shall be effective without the consent or vote of Partners having the Sharing Ratio or other measure theretofore required, and (c) any amendment of the type described in
Section 3.03 may be adopted as therein provided.

         12.06 Binding Effect. Subject to the restrictions on Dispositions set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and assigns.

         12.07 Governing Law; Severability. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT. MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         12.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver such additional documents and instruments and perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform the terms, provisions, and conditions of this Agreement and such transactions.

         12.09 Waiver of Certain Rights. Each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership or to maintain any action for partition of the property of the Partnership.

         12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

                                   * * * * *

         IN WITNESS WHEREOF, the initial Partners have executed this Agreement as of the date first set forth above.

GENERAL PARTNER:                                   IMCO RECYCLING INC.

                                                   By: /s/ Paul V. Dufour
                                                       -------------------------
                                                   Name:  Paul V. Dufour
                                                   Title: Senior Vice President

LIMITED PARTNER:                                   IMCO INVESTMENT COMPANY

                                                   By: /s/ Robert R. Holian
                                                       -------------------------
                                                   Name:  Robert R. Holian
                                                   Title: Vice President

                                    EXHIBIT A

                                      Initial Capital  Sharing
    Name and Address of Partner        Contribution     Ratio
------------------------------------  ---------------  -------
General Partner:

IMCO Recycling Inc.                                       1.0%
5215 North O'Connor Blvd., Suite 940
Central Tower at Williams Square
Irving, Texas  75039

Limited Partner:

IMCO Investment Company                                  99.0%
1508 North Eighth Street
Highway 97 North of Sapulpa
Sapulpa, Oklahoma 74066

                                    EXHIBIT B

                             FORM OF PROMISSORY NOTE

$_______________________      ____________, ___________     ____________________

         FOR VALUE RECEIVED, the undersigned, ________________________________, a _______________________________________ ("Maker") hereby unconditionally promises to pay to the order of ________________________________________________
("Payee"), at _______________________________ or at such other address given to
Maker by Payee, the principal sum of ___________________________________ and
______________________________ ($______________.00), in lawful money of the
United States of America, together with interest (calculated on the basis of a 365 or 366-day year, as appropriate), on the unpaid principal balance from day-to-day remaining, computed from the date hereof until maturity at the rate per annum which shall from day-to-day be equal to the lesser of (a) the Maximum Rate, or (b) the Fixed Rate.

         Section 1. Definitions. When used in this Note, the following terms shall have the respective meanings specified herein or in the Section referred to:

                  "Event of Default" shall have the meaning ascribed to it in
         Section 4 hereof.

                  "Fixed Rate" shall mean a rate of interest equal to _______ percent (__________%) per annum.

                  "Maximum Rate," as used herein, shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note. To the extent that Article 5069-1.04, Title 79, Texas Revised Civil Statutes, 1925, as amended, is relevant to any holder of this Note for the purposes of determining the Maximum Rate, the Payee hereby notifies Maker that the "applicable rate ceiling" shall be the "indicated rate ceiling" referred to in Article 5069-1.04(a)(1) from time to time in effect, as limited by Article 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Payee reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Maker; and, provided further, that the "Maximum Rate" for purposes of this Note shall not be limited to the applicable rate ceiling under Article 5069-1,04 if federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.

                  "Obligation" shall mean all indebtedness, liabilities, and obligations of every kind and character of Maker, now or hereafter existing in favor of Payee, regardless of whether they are direct, indirect, primary, secondary, joint, several, joint and several, liquidated, unliquidated, fixed, or contingent, arising under this Note.

         Section 2. Payment, Principal and accrued interest on this Note, computed as aforesaid, shall be due and payable in one installment, on that date which is ten (10) years from the date of this Note, in the amount of the unpaid principal balance and lawfully accrued interest on this Note as of such date.

         All past-due principal and, to the extent permitted by applicable law, past-due interest upon this Note shall bear interest at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the rate per annum which shall from day-to-day be equal to eighteen percent (18%) per annum.

         Section 3. Waiver. Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

         No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

         Section 4. Events of Default and Remedies. An "Event of Default" shall exist hereunder if any one or more of the following shall occur and be continuing:

                  (a) default shall occur in the performance of any of the covenants or agreements of Maker contained herein or in any other document executed or delivered to Payee in connection herewith;

                  (b) Maker shall (i) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian, or liquidator of itself or of all or a substantial part of its assets, (ii) be adjudicated in a bankrupt or insolvent or to file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due,
         (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking a reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or
         (v) file an answer admitting the material allegations of or consent to or default in answering a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding or take corporate action for the purpose of affecting any of the foregoing.

         Upon the occurrence of any Event of Default hereunder or under any other agreement or instrument executed in connection herewith, then in any such event the holder hereof may, at its option, (i) declare the entire unpaid balance or principal of and accrued but unpaid interest upon the Obligation to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to
         Section 3 herein; (ii) reduce any claim to judgment; and/or (iii) pursue and enforce any of Payee's rights and remedies available pursuant to any applicable law or agreement.

         Section 5. Notice. Whenever this Note requires or permits any notice, approval, request, or demand from one party to another, the notice, approval, request, or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mails, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

                 Payee: ________________________________________
                        ________________________________________

                 Maker: ________________________________________
                        ________________________________________

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

         Section 6. Voluntary Prepayment. Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment.

         Section 7. Usury Laws. Regardless of any provision contained in this Note or any document executed or delivered in connection herewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the Maximum Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this
Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

         Section 9. Applicable Laws. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

                                        MAKER:

                                        By: /s/ RALPH L. CHECK
                                            -------------------------
                                            Name:____________________
                                            Title:___________________

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